                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                     Franklin Electronic Publishers, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                     Franklin Electronic Publishers, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        N/A

    (2) Aggregate number of securities to which transaction applies:

        N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        N/A

    (4) Proposed maximum aggregate value of transaction:

        N/A

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        N/A

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ----------------

  The annual meeting of shareholders of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company"), a Pennsylvania corporation, will be held at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York, on Wednesday, July 24, 1996, at 10:00 A.M., for the following purposes:

    (1) To elect nine directors of the Company to serve for a term of one year;

    (2) To consider and act upon a proposal to approve an amendment to the Company's 1988 Stock Option Plan providing for the grant of options to non-employee directors of the Company who perform services for the Company and who are not members of the Stock Option and Compensation Committee;

    (3) To ratify the appointment of auditors of the Company to serve until the next annual meeting of shareholders; and

    (4) To consider and act upon such other matters as may properly come before the meeting.

  Only shareholders of record at the close of business on June 14, 1996 are entitled to vote at the meeting.

  You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

                                     By order of the Board of Directors,

                                     GREGORY J. WINSKY,
                                     Secretary

Burlington, New Jersey
June 24, 1996

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED
                               ----------------
              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 24, 1996
                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the "Company") to be used at the annual meeting of shareholders of the Company which will be held at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York, on Wednesday, July 24, 1996, at 10:00 A.M., and at any adjournments thereof.

  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes but broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this meeting which involve broker non-votes.

  The principal executive offices of the Company are located at One Franklin Plaza, Burlington, New Jersey 08016-4907. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders is June 28, 1996.

  Shareholders of record at the close of business on June 14, 1996 will be entitled to one vote for each share of common stock, no par value (the "Common Stock"), of the Company then held. There were outstanding on such date 7,888,231 shares of Common Stock.

                             ELECTION OF DIRECTORS

  Nine directors will be elected at the meeting for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee, except that the Company has agreed, pursuant to the terms of the employment agreement between the Company and Morton E. David, to nominate Mr. David for election to the Board of Directors.

                                                                       YEAR
                                                                     BECAME A
 NAME OF NOMINEE               PRINCIPAL OCCUPATION              AGE DIRECTOR
 ---------------               --------------------              --- --------
 Edward H. Cohen.............  Partner, Rosenman & Colin LLP     57    1987
 Morton E. David.............  Chairman of the Board and         59    1984
                                Chief Executive Officer of the
                                Company
 Bernard Goldstein...........  Managing Director, Broadview      65    1989
                                Associates, L.P.
 Leonard M. Lodish...........  Professor of Marketing, Wharton   52    1987
                                School of the University
                                of Pennsylvania
 Howard L. Morgan............  President, Arca Group, Inc.       50    1981
 Jerry R. Schubel............  President, New England Aquarium   60    1991
 James H. Simons.............  Chairman of the Board,            58    1981
                                Renaissance
                                Technologies Corp.
 Michael R. Strange..........  Executive Vice President of the   48    1984
                                Company
 William H. Turner...........  Vice Chairman,                    56    1994
                                The Chase Manhattan Bank

  No family relationship exists between any director and executive officer of the Company.

  Mr. Cohen is, and for more than the past five years has been, a partner in the New York City law firm of Rosenman & Colin LLP. Mr. Cohen is a director of Phillips-Van Heusen Corporation. See "Certain Relationships and Related Transactions."

  Mr. David joined the Company in May 1984 as Chairman of the Board of Directors and Chief Executive Officer. He is a director of Standard Motor Products, Inc., a supplier of automotive parts.

  Mr. Goldstein is, and for more than the past five years has been, managing director of Broadview Associates, L.P., an investment banking firm that provides services to the information technology industry. He is a director of Apple Computer, Inc., SPSS, Inc., a statistical software firm, Enterprise Systems, Inc., a provider of health care information services to hospitals, and Sungard Data Systems, Inc., a company that provides disaster recovery and financial information services. See "Certain Relationships and Related Transactions."

  Mr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988. He is a director of Information Resources, Inc., a marketing research and decision support systems firm, Bogen Communications International, Inc., a manufacturer of electronic products, and J&J Snack Foods, Inc., a producer and marketer of specialty foods.

  Mr. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm. He is a director of Quarterdeck Corp., a software company, Integrated Circuit Systems, Inc., a semiconductor manufacturer, Unitronix Corp., a software supplier, HDS Network Systems, Inc., a provider of network terminals, Cylink Corp., a developer of software for secure communications, Segue Software, Inc., a developer of automated software systems, Infonautics Corp., a provider of online information, Kentek Information Systems, Inc., a manufacturer of laser printers, and Metatools Inc., a developer of computer graphics software. See "Certain Relationships and Related Transactions."

  Mr. Schubel became President and Chief Executive Officer of New England Aquarium in 1994. From 1974 to 1994, Mr. Schubel was the Director of the Marine Sciences Research Center of the State University of New York at Stonybrook, New York.

  Mr. Simons has been Chairman of the Board and President of Renaissance Technologies Corp., an investment advisory firm, since 1982. He is also Chairman of the Board, President and the sole shareholder of Renaissance Ventures Ltd., an investment advisory firm. Mr. Simons is a director of Numar Corp., a manufacturer of nuclear magnetic resonance oil well logging tools, Kentek Information Systems, Cylink Corp., and Segue Software, Inc. See "Certain Relationships and Related Transactions."

  Mr. Strange has been Executive Vice President of the Company since 1985.

  Mr. Turner is Vice Chairman of The Chase Manhattan Bank. For more than the past thirty years, Mr. Turner has held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc.

  The Board of Directors of the Company has two standing committees: an Audit Committee, consisting of Messrs. Simons, Cohen and Turner; and a Stock Option and Compensation Committee (the "Compensation Committee"), consisting of Messrs. Simons, Cohen, Goldstein and Morgan. The Audit Committee is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors and reviewing the results of the audit with the officers of the Company and its auditors. The Audit Committee held two meetings during the fiscal year ended March 31, 1996. The Compensation Committee is charged with administering the Company's 1988 Employee Stock Option Plan (the "Option Plan") and fixing the compensation, including salaries and bonuses, of all officers of the Company. The Compensation Committee held two meetings during the fiscal year ended March 31, 1996.

  During the fiscal year ended March 31, 1996, there were four regularly scheduled meetings of the Board of Directors and no special meetings. Each of the directors attended at least 75 percent of the aggregate number of meetings of the Board and of any Committees of the Board on which he serves except Mr. Richard E. Snyder (who is not standing for re-election) who attended 50% of the Board meetings.

  The Company will consider for election to the Board of Directors a nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupation and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to the Secretary of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Common Stock as of June 14, 1996 by (i) all those known by the Company to be the beneficial owners of more than five percent of the Common Stock,
(ii) all directors and nominees for director, (iii) each executive officer of the Company named in the Summary Compensation Table on page 6 hereof and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

                                                            AMOUNT
                                                         BENEFICIALLY PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED       CLASS
- ------------------------------------                     ------------ ----------
Bermuda Trust Company Ltd., Trustee(1)..................  1,260,000       15%
  Front Street
  Hamilton, Bermuda
Morton E. David(2)......................................    394,978        5%
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Michael R. Strange......................................     45,475        *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Howard L. Morgan(3).....................................     43,250        *
  Arca Group, Inc.
  764 Mt. Moro Road
  Villanova, Pennsylvania 19085
James H. Simons(4)......................................     41,555        *
  Renaissance Technologies Corp.
  800 Third Avenue
  New York, New York 10022
Bernard Goldstein.......................................     32,308        *
  Broadview Associates, L.P.
  1 Bridge Plaza
  Ft. Lee, New Jersey 07024
Edward H. Cohen.........................................     31,503        *
  Rosenman & Colin LLP
  575 Madison Avenue
  New York, New York 10022
Leonard M. Lodish.......................................     31,000        *
  The Wharton School
  University of Pennsylvania
  Philadelphia, Pennsylvania 19022
Jerry R. Schubel........................................     30,047        *
  New England Aquarium
  Central Wharf
  Boston, Massachusetts 02110
William H. Turner.......................................     10,500        *
  Chemical Banking Corporation
  270 Park Avenue
  New York, New York 10017

                                                           AMOUNT
                                                        BENEFICIALLY PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNED       CLASS
- ------------------------------------                    ------------ ----------
Richard E. Snyder(5)...................................     6,250         *
  Golden Books Family Entertainment, Inc.
  850 Third Avenue
  New York, New York 10022
Gregory J. Winsky......................................    53,533         *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Kenneth H. Lind........................................    37,816         *
  Franklin Electronic Publishers, Inc.
  One Franklin Plaza
  Burlington, New Jersey 08016
Michael Kemp...........................................    26,332         *
  Franklin Electronic Publishers (UK) Ltd.
  7 Windmill Business Village
  Sunbury-on-Thames
  Middlesex, TW16 7DY
  United Kingdom
All executive officers and directors as a group (15
 persons)..............................................   823,345        10%

- --------
 *less than 1%

(1) Held by Bermuda Trust Company Ltd. as trustee of a trust of which James H. Simons and members of his immediate family are beneficiaries. Includes 92,305 shares which that trust has a right to acquire within sixty days upon the exercise of warrants.
(2) Includes 77,200 shares owned by certain trusts for Mr. David's children over which Mr. David has investment power and 7,692 shares which two of such trusts have the right to acquire within sixty days upon the exercise of warrants. Also includes 3,846 shares which a trust for Mr. David's benefit has the right to acquire within sixty days upon the exercise of warrants.
(3) Includes 5,250 shares held for the benefit of Mr. Morgan's children.
(4) Includes 7,851 shares held by or for the benefit of members of Mr. Simons' immediate family and 53 shares held by Renaissance Ventures Ltd., of which Mr. Simons is the chairman and sole shareholder. Also includes 7,692 shares which may be acquired upon the exercise of warrants held for the benefit of members of Mr. Simons' immediate family, which warrants are exercisable within sixty days.
(5) Richard E. Snyder will not stand for re-election as a director at the meeting.

  The foregoing table also includes shares which the following directors have the right to acquire within sixty days upon the exercise of options: Mr. David, 11,111 shares; Mr. Strange, 29,999 shares; Mr. Morgan, 6,000 shares; Mr. Simons, 25,959 shares; Mr. Goldstein, 15,959 shares; Mr. Cohen, 25,959 shares; Mr. Lodish, 6,000 shares; Mr. Schubel, 15,959 shares; and Mr. Turner, 7,500 shares. The foregoing table also includes shares which the following directors have the right to acquire within sixty days upon the exercise of warrants: Mr. David, 46,152 shares; and Mr. Cohen, 1,538 shares. The foregoing table also includes 105,663 shares which all executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of options.

  Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors and persons who beneficially own more than 10 percent of the Common Stock, all filing requirements of Section 16(a) of the Securities Exchange Act of 1934 were complied with in a timely manner during the fiscal year ended March 31, 1996.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

  The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer (together, the "Named Executive Officers"), who were serving as executive officers of the Company or one of its subsidiaries or divisions during and at the end of the Company's last fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                            ANNUAL           LONG-TERM    ALL OTHER
                                        COMPENSATION        COMPENSATION COMPENSATION
                                  ------------------------- ------------ ------------
                                                               AWARDS
                                                     OTHER  ------------
                                                    ANNUAL   SECURITIES
                                                    COMPEN-  UNDERLYING
                                   SALARY   BONUS   SATION    OPTIONS
NAME AND PRINCIPAL POSITION  YEAR    $        $        $         #            $
- ---------------------------  ---- -------- -------- ------- ------------ ------------
Morton E. David(1).......    1996 $550,000 $363,478 $20,000   100,000      $65,570
 Chairman and                1995  500,000  284,000  20,000         0       68,050
 Chief Executive Officer     1994  450,000  186,096  20,000         0       10,530
Michael R. Strange.......    1996  175,000   70,000       0     8,000            0
 Executive Vice              1995  162,500   65,000       0     8,000            0
 President                   1994  155,000   60,000       0    12,000            0
Gregory J. Winsky........    1996  172,500   70,000       0     6,000            0
 Senior Vice President       1995  162,500   65,000       0     8,000            0
                             1994  155,000   60,000       0    12,000            0
Kenneth H. Lind..........    1996  170,000   70,000       0     8,000            0
 Vice President,             1995  157,500   65,000       0     8,000            0
 Finance, and Treasurer      1994  150,000   60,000       0    12,000            0
Michael Kemp(2)..........    1996  158,969   80,000       0     8,000        5,637
 Managing Director           1995  147,160   75,000       0    19,000        5,600
 Franklin Electronic         1994  101,745   75,000       0    10,000        5,418
 Publishers (Europe) Ltd.

- --------
(1) In May 1993, the Company purchased Mr. David's house for a price of $925,000. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." The Other Annual Compensation amounts represent payments made in connection with relocation. The All Other Compensation amount for the 1994 fiscal year represents payment of insurance premiums for life insurance. The All Other Compensation amount for the 1995 fiscal year represents payment of insurance premiums for life insurance and $56,000 accrued by the Company in respect of post-retirement payments to be made to Mr. David pursuant to the terms of his employment agreement. Such amount represents one-tenth of the $560,000 accrued by the Company in fiscal 1995 in respect of such payments for the ten years of Mr. David's employment by the Company. The All Other Compensation amount for the 1996 fiscal year represents payment of insurance premiums for life insurance, and $55,520 of pension accrual to be made to Mr. David pursuant to the terms of his employment agreement.
(2) The All Other Compensation amounts represent payment of insurance premiums for life insurance and payments in connection with retirement benefits.

  No stock appreciation rights, long-term restricted stock awards or long-term incentive plan payouts (as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of the Company's last three fiscal years.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information with respect to grants of stock options to purchase Common Stock pursuant to the Option Plan granted to the Named Executive Officers during the fiscal year ended March 31, 1996.

                                    INDIVIDUAL GRANTS
                         ----------------------------------------
                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                    PERCENT OF                        AT ASSUMED ANNUAL
                         NUMBER OF    TOTAL                           RATES STOCK PRICE
                         SECURITIES  OPTIONS                            APPRECIATION
                         UNDERLYING GRANTED TO                         FOR OPTION TERM
                          OPTIONS   EMPLOYEES  EXERCISE  EXPIRA-  -------------------------
                         GRANTED(1) IN FISCAL   PRICE     TION         5%          10%
NAME                         #         YEAR      $/SH     DATE         $            $
- ----                     ---------- ---------- -------- --------- ------------ ------------
Morton E. David.........  100,000      44.8%    $27.75  4/10/2005 $  1,745,183 $  4,422,635
Michael R. Strange......    8,000       3.6%     27.75  4/10/2005      139,615      353,811
Gregory J. Winsky.......    6,000       2.7%     27.75  4/10/2005      104,711      265,358
Kenneth H. Lind.........    8,000       3.6%     27.75  4/10/2005      139,615      353,811
Michael Kemp............    8,000       3.6%     27.75  4/10/2005      139,615      353,811
All Shareholders(2).....                                           121,750,687  308,540,144

- --------
(1) Options with respect to one-third of the shares become exercisable on each of the first, second and third anniversaries of the date of grant except for the option granted to Mr. David, which is exercisable with respect to up to 11,111, 33,333, 66,666, 88,888 and 100,000 shares on the first, second, third, fourth and fifth anniversaries, respectively, of the date of the grant.
(2) These figures were calculated assuming that the price of the 7,861,715 shares of Common Stock outstanding on March 31, 1996 increased from $24.625 per share at compound rates of 5% and 10% per year for ten years. The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the option term for all of the Company's shareholders.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to each exercise of stock options during the fiscal year ended March 31, 1996 by the Named Executive Officers and the value at March 31, 1996 of unexercised stock options held by the Named Executive Officers.

                                                             NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING                 VALUE OF
                                                            UNEXERCISED               UNEXERCISED
                                                              OPTIONS                IN-THE-MONEY
                         SHARES ACQUIRED    VALUE            AT FISCAL                OPTIONS AT
                           ON EXERCISE   REALIZED(1)        YEAR-END(#)          FISCAL YEAR-END ($)1
NAME                            #             $      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                     --------------- ----------- ------------------------- -------------------------
Morton E. David.........      6,250       $233,594        25,000/100,000           $      268,750/0
Michael R. Strange......     15,000        530,625         20,666/17,334            278,908/104,842
Gregory J. Winsky.......          0              0         32,666/15,334            478,408/104,842
Kenneth H. Lind.........     22,000        784,500         10,667/17,334            102,658/104,842
Michael Kemp............     15,000        285,000         12,999/24,001            137,866/192,009

- --------
(1) Fair market value of securities underlying the options minus the exercise price of the options at exercise or fiscal year end, as the case may be.

                           COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company or any of its subsidiaries receives, for his services as a director of the Company, an annual grant of options under the Option Plan to purchase 3,000 shares of Common Stock. No cash payment is made to any non-employee director of the Company for service as a director nor do directors receive any fees from the Company for attending meetings of the Board of Directors.

  On January 30, 1996, the Board of Directors unanimously approved an amendment to the Option Plan providing for the grant of options to non-employee directors of the Company who perform services for the Company and who are also not members of the Compensation Committee. See "Amendment to the Company's Stock Option Plan."

                     EMPLOYMENT CONTRACTS, TERMINATION OF
                       EMPLOYMENT AND CHANGE-IN-CONTROL
                                 ARRANGEMENTS

  The Company has an employment agreement with Morton E. David (the "Employment Agreement") which provides, among other things, for Mr. David's continued employment as Chief Executive Officer of the Company until March 2001 at an annual salary of $550,000 for the fiscal year ending March 31, 1997. The Employment Agreement provides that Mr. David's annual salary thereafter shall not be less than $550,000. The Employment Agreement also provides for payment of an annual cash bonus to Mr. David of two percent of the Company's consolidated pre-tax earnings. In May 1993, the Company purchased Mr. David's prior residence in accordance with the terms of Mr. David's then current employment agreement for a price of $925,000. Upon expiration of the term (the "Employment Term") of the Employment Agreement, the Company has agreed to retain Mr. David as a consultant for a sixty month period at a monthly fee of $2,000.

  Upon termination of the Employment Agreement due to Mr. David's injury or illness, the Company is required to pay Mr. David his salary and annual bonus for the balance of the Employment Term; upon termination of the Employment Agreement due to Mr. David's death, the Company is required to pay to Mr. David's estate his salary and annual bonus for the balance of the Employment Term. If the Employment Agreement is terminated without cause by the Company, the Company is required to make a lump sum payment to Mr. David in an amount equal to his then current salary for the balance of the Employment Term or for two years, whichever is less, and up to two times the average bonus paid to Mr. David for the two fiscal years immediately preceding the termination of the Employment Agreement. The Employment Agreement also provides that Mr. David shall have the right to terminate the Agreement if he suffers a diminution in his authority in connection with his employment by the Company which shall be deemed to occur, should the Company be acquired by or merged into any other entity; in such event, the Company is required to pay Mr. David his salary and annual bonus for the balance of the Employment Term.

  The Employment Agreement includes a retirement plan pursuant to which the Company will pay Mr. David an annual amount equal to $7,500 times the number of years of service as defined under the Employment Agreement. Such amount would be payable to either Mr. David or his beneficiaries on a monthly basis after the end of the Employment Term; such payments are to be made until the later to occur of Mr. David's death or the date that 120 monthly payments have been made to Mr. David and/or his beneficiaries.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The members of the Compensation Committee for the fiscal year ended March 31, 1996 were Edward H. Cohen, Bernard Goldstein, Howard Morgan and James Simons.

  The law firm of Rosenman & Colin LLP, of which Mr. Cohen is a partner, was engaged as the Company's outside general counsel in the fiscal year ended March 31, 1996 and will continue to be so engaged for the fiscal year ending March 31, 1997.

  The investment banking firm of Broadview Associates, L.P., of which Mr. Goldstein is the managing director, provided investment banking services to the Company in prior years and may continue to provide such services to the Company in the fiscal year ending March 31, 1997.

  Mr. Morgan provided consulting services to the Company in the fiscal year ended March 31, 1996 and may continue to provide such services to the Company in the fiscal year ending March 31, 1997.

  The investment advisory firm of Renaissance Technologies Inc., of which Mr. Simons is Chairman of the Board and sole shareholder, provided certain administrative services to the Company in the fiscal year ended March 31, 1996 and will continue to provide such services to the Company in the fiscal year ending March 31, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The responsibilities of the Compensation Committee include administering the Option Plan and fixing the compensation, including salaries and bonuses, of all officers of the Company.

 Overall Policy

  The Compensation Committee believes that the Company's officers have been largely responsible for the Company's success. Based on this belief, the Compensation Committee has structured the Company's compensation program (i) to compensate its executive officers on an annual basis with a cash salary at a sufficient level to retain and motivate these officers, (ii) to link a portion of executive compensation by means of annual bonuses to the Company's current performance and (iii) to link a portion of executive compensation to appreciation of the Company's stock price by means of stock options. The objectives of this strategy are to attract and retain effective and highly qualified executives, to motivate executives to achieve the goals inherent in the Company's business strategy and to link executive and shareholder interest through stock options.

 Base Salaries

  Annual base salaries for the officers are determined by evaluating the performance of the individuals and their contributions to the performance of the Company and are based on the recommendation of Mr. David as chief executive officer. Financial results, as well as non-financial measures such as the magnitude of responsibility of the position, individual experience, and the Compensation Committee's knowledge of compensation practices for comparable positions at other companies are considered.

  In establishing Mr. David's annual base salary of $550,000 for the fiscal year ending March 31, 1997 (which was established in 1994 in conjunction with the execution of the Employment Agreement), the Compensation Committee took into account the Company's achievements in fiscal 1991 and 1992, its assessment of Mr. David's individual performance, as well as base salaries for chief executive officers at companies of comparable size and complexity, both public and private, known to members of the Compensation Committee. The Compensation Committee also took into account Mr. David's contribution to the Company's growth and diversity and his future anticipated contributions to the Company.

  In connection with the execution of the Employment Agreement, the Compensation Committee also awarded Mr. David a retirement plan pursuant to which payments will be made to Mr. David upon his retirement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

 Bonus Plan

  The Company's bonus plan is intended to focus the executives' attention on short-term or annual business results and to award executives each year based on their contributions to the profits of the Company. Six percent of the Company's consolidated pre-tax earnings are set aside for distribution under the bonus plan, in the form of cash bonuses, to employees other than Mr. David (for whom an additional two percent of such earnings is set aside for cash bonuses pursuant to the Employment Agreement). The participants in the bonus plan and their level of participation are determined by the Compensation Committee in its discretion, based on the recommendation of Mr. David, and are based on an evaluation of the performance, level of responsibility and leadership of the individual executives in relation to corporate results.


 Long-term Incentives

  Under the Option Plan, stock options are granted to executives of the Company. Stock options are designed to focus the executives' attention on stock values and to align the interests of executives with those of the shareholders. Stock options are customarily granted at prices equal to the fair market value at the date of grant, are not exercisable until the first anniversary of the date of grant and do not become fully exercisable until the third anniversary of the date of grant. The options generally remain exercisable during employment until the tenth anniversary of the date of grant. This approach provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options are generally granted to Mr. David based on the Compensation Committee's assessment of his individual performance and to executive officers based on the recommendation of Mr. David.

                            COMPENSATION COMMITTEE
            Edward H. Cohen                           Howard Morgan
            Bernard Goldstein                         James Simons

                               PERFORMANCE GRAPH

  The following performance graph is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative return of the Russell 3000 companies, and a line of business index comprised of the Russell 3000 Publishing companies for the five fiscal years ended March 31, 1996.

                           [LINE GRAPH APPEARS HERE]

  VALUE OF $100.00 INVESTED OVER FIVE YEARS:

      Franklin Electronic Publishers Incorporated Common Stock......... $679.31
      Russell 3000 companies........................................... $202.13
      Russell 3000 Publishing companies................................ $164.92

                 AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN

  The Company currently has in effect the Option Plan, which was adopted as of July 31, 1988. Under the Option Plan, the Company may grant to eligible individuals incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986 (the "Code"), and non-incentive stock options. Only employees of the Company and its subsidiary operations are eligible to receive incentive stock options under the Option Plan. Directors who are not employees of the Company receive, in lieu of a fee for service as director, a non-discretionary annual grant of non-incentive stock options to purchase 3,000 shares of Common Stock.

  The Option Plan currently authorizes the Company to grant options to purchase an aggregate of 2,250,000 shares of Common Stock.

  In January 1996, the Board unanimously approved an amendment to the Option Plan to provide for the grant of options to non-employee directors of the Company who provide services to the Company and who are not members of the Compensation Committee. The Board believes that such amendment will grant the Company flexibility with respect to compensation to be provided to such non-employee directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOREGOING AMENDMENT TO THE OPTION PLAN.

  If the proposed amendment to the Option Plan is not approved, the Option Plan will continue to remain in effect in its present form.

NATURE AND PURPOSE OF THE OPTION PLAN

  The purpose of the Option Plan is to induce employees and directors of and consultants to the Company and its subsidiaries to remain in the employ or service of the Company and its subsidiaries, to attract new employees, directors and consultants and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the Company. The Board believes that the Option Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. The approximate number of persons eligible to participate in the Option Plan is 100.

  The Option Plan also provides that the Compensation Committee appointed by the Board of Directors to administer the Option Plan may grant options to employees and other personnel of another corporation which is acquired by the Company in exchange for any outstanding options to purchase securities of the acquired corporation. The price at which such options are granted and the time at which such options may be exercised are to be determined by the Compensation Committee based upon the terms of the assumed options and of the acquisition.

DURATION AND MODIFICATIONS

  The Option Plan will terminate not later than April 25, 1998. The Board may at any earlier time terminate the Option Plan or make such modifications to the Option Plan as it may deem advisable. However, except in certain limited circumstances, the Board may not, without further approval by the shareholders, increase the number of shares of Common Stock as to which options may be granted under the Option Plan, change the class of persons eligible to participate in the Option Plan, change the manner of determining option prices which would result in a decrease in the option prices, or extend the period during which an option may be granted or exercised.

ADMINISTRATION OF THE OPTION PLAN

  The Option Plan is administered by the Compensation Committee. The Compensation Committee consists of two or more persons appointed by the Board of Directors, all of whom must be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Securities Exchange Act of 1934. The members of the Compensation Committee must also be "outside directors" within the contemplation of Section 162(m)(4) of the Code. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of, the Board. The present members of the Compensation Committee are Messrs. Cohen, Simons, Morgan and Goldstein. The Compensation Committee has discretion to determine the participants under the Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option shall be an incentive stock option, a non-incentive stock option or a combination thereof, but does not have the discretion to determine any of the foregoing with respect to the annual grant of non-incentive options to non-employee directors, which are non-discretionary in nature. The members of the Compensation Committee do not receive additional compensation for service in connection with the administration of the Option Plan.

DESCRIPTION OF OPTIONS

  Under the Option Plan, the per share exercise price of any option which is an incentive stock option shall not be less than the fair market value of a share of Common Stock on the date of grant, and the per share exercise price of any option which is a non-incentive stock option shall not be less than 75% of such fair market value. No non-incentive option may be granted to any persons who are or may reasonably become "covered employees" under Section 162(m) of the Code at a price below fair market value on the date of grant. Options granted to non-employee directors are granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. The aggregate fair market value of the shares of Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000.

  An option granted under the Option Plan is generally exercisable to the extent of one-third of the shares of Common Stock covered thereby after the first anniversary of the date of grant, two-thirds after the second anniversary of the date of grant, and in full after the third anniversary of the date of grant. An option granted to a non-employee director is generally exercisable six months after the date of grant. However, the Compensation Committee at the time of grant may provide that an option may be exercised in whole or in part prior to the time that it would otherwise be exercisable under the Option Plan, provided, however, that no option may be exercisable until six months after the date of grant. Upon the exercise of an option, the option price must be paid in cash or, if the Compensation Committee so determines at the time of the grant of the option, in shares of Common Stock. Any such shares tendered in payment of the exercise price of an option must have been held by the optionee for a period of not less than six months. An option may not be granted for a period in excess of ten years from the date of grant. The Compensation Committee also has the authority to implement procedures to allow a broker-dealer selected by an optionee to make payment of all or any portion of the option price upon exercise of an option and receive on behalf of such optionee all or a portion of the shares of Common Stock issuable upon exercise.

  In the event of the death, permanent disability or retirement of an optionee after his or her sixty-fifth birthday, all options theretofore granted shall become immediately exercisable and, if not exercised, shall terminate, generally within six months of such optionee's death, permanent disability or retirement. In all other cases, in the event an optionee leaves the employ or services of the Company or any of its subsidiaries, any options previously granted to but not exercised by such optionee shall terminate, generally within 90 days after the termination of such optionee's service to, or employment with, the Company. Options are not transferable except upon the death of the optionee.

  If the fair market value of the Common Stock declines below the option price of any option (other than the annual options granted to non-employee directors), the Compensation Committee (with the prior approval of the Board) may cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

  The number of shares reserved for issuance under the Option Plan and the number of shares covered by each option granted under the Option Plan will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, all outstanding options shall terminate.

SECURITIES SUBJECT TO THE OPTION PLAN

  The market value of the Common Stock, as of June 14, 1996, was $23.625 per share.

FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCE AND EXERCISE OF OPTIONS

  The following discussion of the federal income tax consequences of the granting and exercise of options under the Option Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code, as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

 Non-Incentive Stock Options

  No income will be recognized by an optionee at the time a non-incentive stock option is granted.

  Ordinary income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the option price. In the case of an employee of the Company, this ordinary income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

  Capital gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of any non-incentive stock option will be equal to the sum of the exercise price of such non-incentive stock option and the amount included in income with respect to such option.

  If an optionee makes payment of the option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.

  The Company will be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

 Incentive Stock Options

  In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company.

  The sale of Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive stock option, an optionee must neither dispose of such shares within two years after such incentive stock option is granted nor within one year after the exercise of such incentive stock option. In addition, an optionee generally must be an employee of the Company (or of a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of such incentive stock option.

  If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the option price or (b) the amount realized on the disposition minus the option price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

  If an optionee makes payment of the option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares are not held by the optionee for the requisite holding period.

  For purposes of the alternative minimum tax, an incentive stock option is treated as if it were a non-incentive stock option. This means, among other things, that the spread on the exercise of an incentive stock option will be considered as part of the optionee's income for purpose of the alternative minimum tax.

CERTAIN INFORMATION WITH RESPECT TO OPTIONS GRANTED

  The following table sets forth, with respect to the Named Executive Officers, all executive officers as a group, all non-employee directors as a group, and all employees as a group, the number of shares of Common Stock subject to options granted during the year ended March 31, 1996 and certain related information.

   NAME OF INDIVIDUAL         CAPACITIES      NUMBER OF SHARES
     INDIVIDUAL OR             IN WHICH          SUBJECT TO    AVERAGE PER SHARE
   IDENTITY OF GROUP            SERVED             OPTION       EXERCISE PRICE
   ------------------         ----------      ---------------- -----------------
Morton E. David......... Chairman and Chief       100,000           $27.75
                          Executive Officer
Michael R. Strange...... Executive Vice             8,000            27.75
                          President
Gregory J. Winsky....... Senior Vice                6,000            27.75
                          President
Kenneth H. Lind......... Vice President,            8,000            27.75
                          Finance, and
                          Treasurer
Michael Kemp............ Managing Director,         8,000            27.75
                          Franklin Electronic
                          Publishers (UK)
                          Ltd.
All executive officers
 as a group (7
 persons)...............                          136,000            27.75
All non-employee
 directors as a group
 (8 persons)............                           36,050            30.194
All employees (except
 executive officers) as
 a group (56 persons)...                           87,000            28.013

  Approval of the amendment to provide for the grant of options under the Option Plan to outside directors who perform services for the Company and who are not members of the Compensation Committee as discussed above requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE AMENDMENT DISCUSSED ABOVE UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                             SELECTION OF AUDITORS

  The Audit Committee has recommended to the Board of Directors, and the Board of Directors has selected, Feldman Radin & Co., P.C., independent auditors, as auditors of the Company for the fiscal year ending March 31, 1997. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to select other auditors for the fiscal year ending March 31, 1997.

  It is expected that representatives of Feldman Radin & Co., P.C. will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE AUDITORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE AUDITORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The law firm of Rosenman & Colin LLP, of which Mr. Cohen is a partner, was engaged as the Company's general outside counsel in the fiscal year ended March 31, 1996 and will continue to be so engaged for the fiscal year ending March 31, 1997. Payments for such services amounted to approximately $115,000 for the fiscal year ended March 31, 1996.

  The investment banking firm of Broadview Associates, L.P., of which Mr. Goldstein is the managing director, provided investment banking services to the Company in prior years and may continue to provide such services to the Company. The Company did not make any payments in connection with such services during the fiscal year ended March 31, 1996.

  Mr. Morgan provided consulting services to the Company in the fiscal year ended March 31, 1996 and will continue to provide such services to the Company in the fiscal year ending March 31, 1997. Payments for such services amounted to approximately $22,000 for the fiscal year ended March 31, 1996.

  The firm of Renaissance Technologies Inc., of which Mr. Simons is Chairman of the Board and sole shareholder, provided certain administrative services to the Company in the fiscal year ended March 31, 1996 and will continue to provide such services to the Company in the fiscal year ending March 31, 1997. Payments for such services amounted to approximately $6,000 for the fiscal year ended March 31, 1996.

                                 MISCELLANEOUS

  Any proposal of an eligible shareholder intended to be presented at the next annual meeting of shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than March 1, 1997.

  The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

  The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.

  Copies of the 1996 Annual Report to Shareholders, which includes the Company's Annual Report to the Securities and Exchange Commission (Form 10-K), are being mailed to shareholders simultaneously with this Proxy Statement.

                                       By order of the Board of Directors,

                                       GREGORY J. WINSKY
                                       Secretary

Burlington, New Jersey
June 24, 1996

                                REVOCABLE PROXY
                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 24, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints MORTON E. DAVID and GREGORY J. WINSKY, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on Wednesday, July 24, 1996 at 10:00 A.M at the offices of The Chase Manhattan Corporation, 270 Park Avenue, 11th Floor Room A, New York, New York. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2 AND 3.





Please be sure to sign and date    -----------------------------
 this Proxy in the box below.        Date
- ----------------------------------------------------------------


- --Shareholder sign above ---- Co-holder (if any) sign above ----


                                                                  WITH-  FOR ALL
                                                           FOR    HOLD   EXCEPT
1.  ELECTION OF DIRECTORS                                  [_]     [_]     [_]

    EDWARD H. COHEN, MORTON E. DAVID, BERNARD GOLDSTEIN, LEONARD M. LODISH, HOWARD L. MORGAN, JERRY R. SCHUBEL, JAMES H. SIMONS, MICHAEL R. STRANGE AND WILLIAM H. TURNER.

SHAREHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) BY MARKING "FOR ALL EXCEPT" AND BY WRITING THE NAME OF THAT NOMINEE IN THE SPACE PROVIDED BELOW.

- --------------------------------------------------------------------------------

                                                           FOR   AGAINST ABSTAIN
2.  APPROVAL of the amendment of the Company's 1988        [_]     [_]     [_]
    Stock Option Plan to provide for the grant of options under the plan to outside directors who perform services for the Company and who are not members of the Stock Option and Compensation Committee as set forth in the accompanying Proxy Statement.

                                                           FOR   AGAINST ABSTAIN
3.  APPROVAL of the appointment of auditors as set         [_]     [_]     [_]
    forth in the accompanying Proxy Statement.

4. The proxy is authorized to transact such other business as may properly come before the meeting.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1,2 and 3 and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

+                                                                              +

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                 FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

- --------------------------------------------------------------------------------
NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
- --------------------------------------------------------------------------------